Exhibit 5.1

[Baker & Hostetler LLP letterhead]

October 3, 2008

Interval Acquisition Corp.

6262 Sunset Drive

South Miami, Florida  33143

Re:	Interval Acquisition Corp.
9.5% Senior Notes due 2016
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Interval Leisure Group, Inc., a Delaware corporation (“ILG”), and Interval Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of ILG (the “Company”), and the other Guarantors (as defined below) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the public offering of $300,000,000 aggregate principal amount of 9.5% Senior Notes due 2016 (the “Exchange Notes”) and related guarantees (the “Exchange Guarantees”) by the entities listed on Schedule I hereto (the “Guarantors”).  The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for like principal amounts of the issued and outstanding 9.5% Senior Notes due 2016 of the Company (the “Restricted Notes”), together with the guarantees thereof by the Guarantors (the “Restricted Guarantees”), issued under the Indenture, dated as of August 19, 2008, as supplemented by the First Supplemental Indenture, dated as of August 20, 2008 (together, the “Indenture”), by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as contemplated by the Registration Rights Agreement, dated as of August 20, 2008, by and among the Company, the Guarantors and the Noteholders listed on the signature pages thereto.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, we have examined and relied upon a signed copy of the Registration Statement filed with the Commission. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the documents and instruments filed as exhibits to the Registration Statement,  records of the corporate proceedings of the Company and the Guarantors and such other agreements, documents, certificates and statements of governmental officials and other instruments as we deemed necessary to render this opinion.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

We have assumed and relied, without independent investigation, upon (i) the due formation, existence and good standing of the Company and each Guarantor, (ii) the due authorization, execution and valid delivery of the Indenture, the Restricted Notes, the Restricted Guarantees, the Exchange Notes and the Exchange Guarantees by the respective parties thereto, including the Trustee, the Company and each Guarantor, (iii) the legality, validity and binding effect of the Indenture with respect to the Trustee, (iv) the authentication of the Restricted Notes by the Trustee in the manner provided in the Indenture, and the valid delivery of the same, (v) that the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) is duly qualified to engage in the activities contemplated by the Indenture, (c) is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations, and (d) has the requisite organizational and legal power and authority to perform its obligations under the Indenture, and (vi) the Indenture shall have become duly qualified under the Trust Indenture Act of 1939, as amended.

Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that when the Registration Statement, as finally amended (including any post-effective amendments), becomes effective and when the Exchange Notes and the Exchange Guarantees (in the form examined by us) have been executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Restricted Notes and the Restricted Guarantees surrendered in exchange therefor in accordance with the terms of the Exchange Offer, (i) the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the Exchange Guarantee of each Guarantor will constitute the valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

The opinions expressed herein may be limited by: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any proceeding thereof may be brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) by general principles of interpretation and rules of construction of contracts.

It is understood that this opinion is to be used only in connection with the offer and sale of the Exchange Notes while the Registration Statement is in effect.

This opinion is expressed as of the date hereof.  Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions,

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and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.  We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Exchange Notes.

This opinion is limited to the state laws of the state of New York and the federal laws of the United States of America (together, the “Opined on Law”). We express no opinion herein as to the laws of any other jurisdiction other than the Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-4 relating to the Exchange Notes and the reference to us under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Baker & Hostetler LLP

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Schedule I

IIC Holdings, Incorporated

Interval European Holdings Limited

Interval Holdings, Inc.

Interval International Holdings, Inc.

Interval International, Inc.

Interval International Overseas Holdings, Inc.

Interval Leisure Group, Inc.

Interval Resort & Financial Services, Inc.

Interval Software Services, LLC

Interval Vacation Exchange, Inc.

Meragon Financial Services, Inc.

Meridian Financial Services, Inc.

REP Holdings, Ltd.

ResortQuest Hawaii, LLC

ResortQuest Real Estate of Hawaii, LLC

RQI Holdings, LLC

Vacation Holdings Hawaii, Inc.

Worldex Corporation

Worldwide Vacation & Travel, Inc.

XYZII, Inc.

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